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                                                                   EXHIBIT 12(a)

                             ALASKA AIR GROUP, INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)


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

                                      1993           1992           1991            1990           1989
                                  ----------     ----------      ----------     ----------     ----------

Earnings:
  Income (loss) before income
    tax expense and acounting
    change . . . . . . . . . . .  $ (45,812)     $ (125,706)     $  16,207      $  127,918      $  69,367

Less:  Capitalized interest. . .       (446)         (6,102)        (8,301)         (9,024)        (3,768)
Add:
Interest on indebtedness . . . .     37,624          43,223         40,180          20,266         19,432
Amortization of debt expense            690             643            519             440            182
Portion of rent under long-term
  operating leases
  representative of an interest
  factor . . . . . . . . . . . .     60,136          49,889         41,327          38,346         30,791
                                   --------       ---------        -------        --------       --------

Earnings Available for Fixed
  Charges. . . . . . . . . . . .  $  52,192      $  (38,053)     $  89,932      $   77,946      $ 116,004
                                   --------       ---------       --------        --------       --------
                                   --------       ---------       --------        --------       --------

Fixed Charges:
Interest . . . . . . . . . . . .  $  37,624      $   43,223      $  40,180      $   20,266      $  19,432
Amortization of debt expense            690             643            519             440            182
Portion of rent under long-term
  operating leases
  representative of an interest
  factor . . . . . . . . . . . .     60,136          49,889         41,327          38,346         30,791
                                   --------       ---------        -------        --------       --------

Total Fixed Charges. . . . . . .  $  98,450      $   93,755      $  82,026      $   59,052      $  50,405
                                   --------       ---------       --------        --------       --------
                                   --------       ---------       --------        --------       --------

Ratio of Earnings to Fixed
Charges. . . . . . . . . . . . .       0.53           (0.41)          1.10            1.32           2.30
                                   --------       ---------       --------        --------       --------
                                   --------       ---------       --------        --------       --------

Coverage deficiency. . . . . . .  $  46,258      $  131,808             --              --             --
                                   --------       ---------       --------        --------       --------
                                   --------       ---------       --------        --------       --------

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